Exhibit 24



Power of Attorney


The undersigned hereby authorizes Todd Kahn, Corporate Secretary, Nancy Axilrod, Assistant Corporate Secretary, David Howard, Assistant Corporate Secretary, and Emily Zahler, Assistant Corporate Secretary (or each acting alone), or any other person holding such titles, to prepare, execute, deliver and file, in the name and on behalf of the undersigned, any and all filings by the undersigned with the Securities and Exchange Commission
(the Commission) under Section 144 of the Securities Act of 1933, as amended, Section 16 of the Securities Exchange Act of 1934, as amended, and any and all documents and instruments related thereto and to provide copies thereof to the Commission, The New York Stock Exchange and other persons required to receive the same.


Dated:  August 24, 2016




                                 /s/ Melinda Brown
                                 By: Melinda Brown